                                 DAOU SYSTEMS, INC.

                                REGISTRATION RIGHTS
                                     AGREEMENT


                                     ---------

                                   JULY 26, 1999


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                                 TABLE OF CONTENTS


                                                                                   PAGE
ARTICLE I  REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . .1

     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

     1.2  Form S-3 Registration. . . . . . . . . . . . . . . . . . . . . . . . . . .2

     1.3  Company Registration . . . . . . . . . . . . . . . . . . . . . . . . . . .2

     1.4  Obligations of the Company . . . . . . . . . . . . . . . . . . . . . . . .2

     1.5  Furnish Information. . . . . . . . . . . . . . . . . . . . . . . . . . . .3

     1.6  Expenses of Registration . . . . . . . . . . . . . . . . . . . . . . . . .3

     1.7  Underwriting Requirements. . . . . . . . . . . . . . . . . . . . . . . . .3

     1.8  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

     1.9  Reports Under 1934 Act . . . . . . . . . . . . . . . . . . . . . . . . . .6

     1.10 "Market Stand-Off" Agreement . . . . . . . . . . . . . . . . . . . . . . .6

     1.11 Rule 144 Availability. . . . . . . . . . . . . . . . . . . . . . . . . . .7

ARTICLE II MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

     2.1  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . .7

     2.2  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

     2.3  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

     2.4  Titles and Subtitles . . . . . . . . . . . . . . . . . . . . . . . . . . .7

     2.5  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

     2.6  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

     2.7  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . .8

     2.8  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

     2.9  Aggregation of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .8

     2.10 Entire Agreement; Amendment; Waiver. . . . . . . . . . . . . . . . . . . .8

     2.11 Adjustments for Stock Splits . . . . . . . . . . . . . . . . . . . . . . .8

                            REGISTRATION RIGHTS AGREEMENT

     THIS REGISTRATION RIGHTS AGREEMENT, dated as of July 26, 1999, is among DAOU SYSTEMS, INC., a Delaware corporation (the "COMPANY"), and the investors listed on SCHEDULE 1 to this Agreement, each of which is referred to in this Agreement as an "INVESTOR."

                                       RECITALS

     WHEREAS, the Company and the Investors are parties to the Series A Preferred Stock Purchase Agreement of even date herewith (the "SERIES A AGREEMENT"); and

     WHEREAS, in order to induce the Company to enter into the Series A Agreement and to induce the Investors to invest funds in the Company pursuant to the Series A Agreement, the Investors and the Company hereby agree that this Agreement will govern the rights of the Investor to cause the Company to register shares of the Company's common stock (the "COMMON STOCK") issued or issuable to the Investors and certain other matters as set forth in this Agreement;

     NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

                                      ARTICLE I

                                 REGISTRATION RIGHTS

     1.1  DEFINITIONS.  For purposes of this Agreement:

          (a) the term "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "ACT"), and the declaration or ordering of effectiveness of such registration statement or document;

          (b) the term "REGISTRABLE SECURITIES" means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock (whether or not sold pursuant to the Series A Agreement), and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Series A Preferred Stock or Common Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person's rights under this ARTICLE I are not assigned;

          (c) the number of shares of "REGISTRABLE SECURITIES THEN OUTSTANDING" will be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

          (d) the term "HOLDER" means any person owning or having the right to acquire Registrable Securities or any permitted assignee thereof; and

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          (e)  the term "FORM S-3" means such form under the Act as in effect on the date of this Agreement or any registration form under the Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

     1.2 FORM S-3 REGISTRATION. As soon as reasonably practicable after the Closing (currently anticipated to be approximately 45 days), the Company shall file with the SEC a Registration Statement on Form S-3 (or other similar form) covering the continuous sale of the Registrable Securities pursuant to Rule 415 under the Securities Act or any successor thereto (the "SHELF REGISTRATION STATEMENT"), in the manner specified therein. The Company shall use all reasonable efforts to cause the Shelf Registration Statement to be declared effective by the SEC as soon as reasonably practicable after its filing with the SEC, and to remain effective until the earlier of (x) such time as all of the Registrable Securities are sold pursuant to the Shelf Registration Statement or
(y) each Holder is able to sell within any 90-day period all Registrable Securities owned by such Holder pursuant to SEC Rules as then in effect, including Rule 144 under the Securities Act, or any successor thereto ("SEC RULE 144") (the "EFFECTIVE PERIOD"); provided that in the event that Company determines in good faith that, because it has under consideration a significant (as defined under Regulation S-X of the SEC) acquisition or disposition or other material transaction or corporate event that has not been publicly disclosed or that it is in the process of preparing for filing with the SEC a Current Report on Form 8-K or other form, the Shelf Registration Statement may contain a material misstatement or omission, Parent may cause the Shelf Registration Statement to not be used during the period in question. The Company agrees it will use its best efforts to ensure that such deferral will be for the shortest period of time reasonably required not exceeding, in the aggregate, 90 days in any 12-month period. In the event the Shelf Registration Statement has not been declared effective by the SEC within 120 days after the Closing, the dividend rate on the Series A Preferred Stock shall increase in accordance with Section 1 of the Certificate of Designations until the Shelf Registration Statement has been declared effective.

     1.3 COMPANY REGISTRATION. In the event that (i) the Company fails to satisfy its obligations pursuant to SECTION 1.2 or (ii) for any period of not less than 30 consecutive days the Shelf Registration Statement may not be used for any reason, and if (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company will, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with SECTION 2.5, the Company will, subject to the provisions of
SECTION 1.7, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

     1.4 OBLIGATIONS OF THE COMPANY. Except as otherwise expressly specified in this Agreement, whenever required under this ARTICLE I to effect the registration of any Registrable Securities, the Company will, as expeditiously as reasonably practicable:

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          (a)  Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

          (b) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (c) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as will be reasonably requested by the Holders, provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (d) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting will also enter into and perform its obligations under such an agreement.

          (e) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

     1.5 FURNISH INFORMATION. It will be a condition precedent to the obligations of the Company to take any action pursuant to this ARTICLE I with respect to the Registrable Securities of any selling Holder that such Holder will furnish to the Company such information regarding itself, the Registrable Securities held by it, the intended method of disposition of such securities and all of the other pertinent information as will be required to effect the registration of such Holder's Registrable Securities.

     1.6 EXPENSES OF REGISTRATION. Subject to restrictions under applicable state securities laws, all expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to SECTIONS 1.2 and 1.3, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel representing the Holders will be borne by the Company.

     1.7 UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company will not be required under SECTION 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then the Company will have a right to limit the number of shares to such number as it will determine in good faith will not jeopardize the success of the offering by the Company.
If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the Company determines in good faith is compatible with the success of the offering, then the Company will be required to include in the offering only that number of such securities, including Registrable Securities, which the Company determines in good faith will not jeopardize the success of the offering (the securities so included to be apportioned pro rata first among selling shareholders which are either (i) Holders of Registrable Securities or (ii) holders of Warrants referenced in Section 2.2(c)(ii) of the Series A Agreement according to the total amount of securities entitled to be included therein owned by each such Holder or holders until all securities desired by such Holders are included, then among the other selling shareholders according to the total amount of securities entitled to be included therein owned by each other selling shareholder or in such other proportions as will mutually be agreed to by such selling shareholder; provided that any Registrable Securities held by officers and directors of the Company will be excluded from such registration to the extent required by such limitations). For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners an any trusts for the benefit of any of the foregoing persons will be deemed to be a single "SELLING SHAREHOLDER," and any pro-rata reduction with respect to such "selling shareholder" will be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence.

     1.8 INDEMNIFICATION. If any Registrable Securities are included in a registration statement under this ARTICLE I:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its directors and each of its officers, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the Exchange Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the Exchange Act, or any rule or regulation promulgated under the Act, or the Exchange Act; and the Company will pay to each such Holder, director, officer, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this SUBSECTION 1.8(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld), nor will the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, director, officer, underwriter or controlling person.

          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act or the Exchange Act insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this SUBSECTION 1.8(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this SUBSECTION 1.8(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent will not be unreasonably withheld; provided, that, in no event will any indemnity under this SUBSECTION 1.8(b) exceed the proceeds from the offering net of sales commission, if any, received by such Holder.

          (c)  Promptly after receipt by an indemnified party under this SECTION
1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this SECTION 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel satisfactory to the indemnified party (which shall not unreasonably withhold its approval); provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) will have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party is inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, will relieve such indemnifying party of any liability to the indemnified party under this SECTION 1.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this SECTION 1.8.

          (d) If the indemnification provided for in this SECTION 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party to this Agreement, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.

          (f) The obligations of the Company and Holders under this SECTION 1.8 will survive the completion of any offering of Registrable Securities in a registration statement under this ARTICLE I, and otherwise.

     1.9 REPORTS UNDER 1934 ACT. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company will:

          (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times;

          (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act; and

          (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

     1.10 "MARKET STAND-OFF" AGREEMENT. Notwithstanding the rights granted pursuant to SECTION 1.2, each Investor hereby agrees that, during the period of duration (not to exceed 180 days) specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it will not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that all executive officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements. The right of the Company hereunder may be exercised by it not more than once in any one-year period.

     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

     1.11 RULE 144 AVAILABILITY. Notwithstanding anything to the contrary above in this ARTICLE I, prior to exercising any right provided for in this ARTICLE I each Holder will (i) evaluate in good faith whether such Holder is otherwise permitted to sell the entire amount of Registrable Securities it is then seeking to register within the time period it desires to sell pursuant to Rule 144 of the Exchange Act, or any successor regulation thereto and (ii) exercise such rights only in the case that it determines in good faith that such rights are necessary to sell such Registrable Securities in a timely manner.

                                      ARTICLE II

                                    MISCELLANEOUS

     2.1 SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     2.2 GOVERNING LAW. This Agreement will be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

     2.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     2.4 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     2.5 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement will be given in writing and will be deemed effectively given upon personal delivery to the party to be notified, by telecopy upon the appropriate answer-back, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page of this Agreement, or at such other address as such party may designate by ten days' advance written notice to the other parties.

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

     2.6 EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     2.7 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph will be binding upon each Holder of any Registrable Securities then outstanding, each future Holder of all such Registrable Securities, and the Company.

     2.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

     2.9 AGGREGATION OF STOCK. All shares of Registrable Securities held or acquired by affiliated entities or persons will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

     2.10 ENTIRE AGREEMENT; AMENDMENT, WAIVER. This Agreement (including the Exhibits to this Agreement, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects of this Agreement and thereof.

     2.11 ADJUSTMENTS FOR STOCK SPLITS. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, or a reference to any amount of dollars per any such share, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares or the specific dollar amount so referenced in this Agreement will automatically be proportionately adjusted to reflect the effect on the outstanding shares of such class of series of stock by such subdivision, combination or stock dividend.

                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              THE COMPANY:
                              DAOU SYSTEMS, INC.

                              By:  /s/ Larry D. Grandia
                                 ------------------------------------
                              Name:     Larry D. Grandia
                              Title:    Chief Executive Officer

                              THE INVESTORS:

                              GALEN PARTNERS III, L.P.,
                              a Delaware Limited Partnership
                              By:  Claudius, L.L.C.,
                              a Delaware Limited Liability Company

                              By: /s/ Bruce F. Wesson
                                 ------------------------------------
                                 Senior Managing Member

                              GALEN PARTNERS INTERNATIONAL III, L.P.,
                              a Delaware Limited Partnership
                              By:  Claudius, L.L.C.,
                              a Delaware Limited Liability Company

                              By: /s/ Bruce F. Wesson
                                 ------------------------------------
                                 Senior Managing Member

                              GALEN EMPLOYEE FUND III, L.P.,
                              a Delaware Limited Partnership
                              By:  Wesson Enterprises, Inc.

                              By: /s/ Bruce F. Wesson
                                 ------------------------------------
                              Bruce F. Wesson
                              President


                 [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                   SCHEDULE 1

                                    INVESTORS
                                    ---------


               NAME AND ADDRESS
               ----------------

               Galen Partners III, L.P.
               610 Fifth Avenue
               5th Floor
               New York, NY 10020

               Galen Partners International III, L.P.
               610 Fifth Avenue
               5th Floor
               New York, NY 10020

               Galen Employee Fund III, L.P.
               610 Fifth Avenue
               5th Floor
               New York, NY  10020

                                       S-1